                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [ ]  Definitive Proxy Statement

     [X]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Section 240.14a-12


                                  AVIALL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.


     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.


     (1)  Title of each class of securities to which transaction applies:


     (2)  Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:

     [ ] Fee paid previously with preliminary materials.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1)  Amount Previously Paid:


     (2)  Form, Schedule or Registration Statement No.:


     (3)  Filing Party:

     (4)  Date Filed:

                                 [AVIALL LOGO]

                                                                   June 13, 2003

Dear Aviall Stockholders:

     Enclosed is a supplement to the proxy statement of Aviall, Inc., dated April 30, 2003, that was previously furnished to you in connection with the solicitation of proxies to be voted at our 2003 Annual Meeting of Stockholders. The Annual Meeting will be held at 11:00 a.m. (local time) on Thursday, June 26, 2003, at the Four Seasons Resort and Club, 4150 N. MacArthur Boulevard, Irving, Texas 75038.

     The purpose of the supplement is to update certain information contained in the proxy statement as a result of the recent conversion by affiliates of The Carlyle Group of all of the outstanding shares of our Series D Senior Convertible Participating Preferred Stock into shares of our common stock. Please note that the supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the proxy statement.

     It is important that your shares be represented at the Annual Meeting. Accordingly, even if you plan to attend the Annual Meeting in person, please complete, sign, date and promptly return the proxy card previously furnished to you or use the telephone or Internet voting procedures contained on such proxy card prior to the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          Sincerely,

                                          /s/ PAUL E. FULCHINO
                                          Paul E. Fulchino
                                          Chairman, President and Chief
                                          Executive Officer

                                                       AVIALL, INC.
                                                  2750 Regent Boulevard
                                                 DFW Airport, Texas 75261

                                            SUPPLEMENT TO PROXY STATEMENT FOR
                                           2003 ANNUAL MEETING OF STOCKHOLDERS
                                               TO BE HELD ON JUNE 26, 2003

     This is a supplement to the proxy statement, dated April 30, 2003, of Aviall, Inc., a Delaware corporation (the "Company"), that was furnished to stockholders of the Company in connection with the solicitation of proxies to be voted at the Company's 2003 Annual Meeting of Stockholders (the "Annual Meeting"). The supplement updates certain information contained in the proxy statement as a result of the recent conversion by affiliates of The Carlyle Group (the "Carlyle Investors") of all of the outstanding shares of the Company's Series D Senior Convertible Participating Preferred Stock, par value $0.01 per share ("Series D Preferred Stock"), into shares of the Company's common stock, par value $0.01 per share ("Common Stock"). The supplement is being mailed on or about June 17, 2003 to all stockholders of the Company entitled to vote at the Annual Meeting.

     Voting materials, which included a notice of the Annual Meeting, a proxy statement and a proxy card, were previously mailed to all stockholders of the Company entitled to vote at the Annual Meeting. Any stockholder who has executed and returned a proxy may revoke such proxy at any time before it is voted by (i) notifying the Secretary of the Company in writing at 2750 Regent Boulevard, DFW Airport, Texas 75261, (ii) granting a subsequent proxy in accordance with the voting procedures set forth in the proxy statement or (iii) appearing in person and voting at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                                   CONVERSION

     On June 12, 2003, the Carlyle Investors converted all of the Series D Preferred Stock into 11,100,878 shares of Common Stock, following the reduction by the Company's Board of Directors (the "Board of Directors") of the conversion price of the Series D Preferred Stock from $5.80 per share to approximately $4.62 per share. The Company will account for this reduction as a one-time, $24.3 million non-cash reduction to the Company's net earnings available to common shareholders, similar to a non-cash dividend, for the quarter ending June 30, 2003. The shares of Common Stock issued to the Carlyle Investors as a result of the conversion represent approximately 36.0% of the outstanding Common Stock. At the time of the conversion, the outstanding shares of Series D Preferred Stock had an aggregate liquidation preference, plus accrued and unpaid dividends, of approximately $51.3 million and a 9.0% annual payment-in-kind dividend rate. In addition, the Company was required to redeem the shares of Series D Preferred Stock on June 21, 2008 and reflect its earnings per share using the two class method.

     Prior to the conversion, Peter J. Clare and Allan M. Holt, each a Managing Director of The Carlyle Group, held seats on the Board of Directors as designees of the holders of Series D Preferred Stock and were reelected annually by the holders of Series D Preferred Stock. As a result of the conversion, the contractual right of the holders of Series D Preferred Stock to elect two members to the Board of Directors terminated.

     Contemporaneously with the conversion, the Board of Directors increased the size of the Board of Directors by two members and appointed Mr. Clare to the class of directors with terms expiring at the Company's 2004 Annual Meeting of Stockholders and Mr. Holt to the class of directors with terms expiring at the Company's 2005 Annual Meeting of Stockholders. Mr. Clare serves as the chairman of the Compensation Committee of the Board of Directors and as an advisor to the Audit Committee of the Board of Directors, and Mr. Holt serves as a member of the Nominating and Governance Committee of the Board of Directors.

     The Company also entered into an investor rights agreement with the Carlyle Investors. The investor rights agreement provides the Carlyle Investors with certain rights and prohibits the Company from taking certain actions, including the following, without the prior written consent of the Carlyle Investors:

     - amending or waiving any provision of the Company's Restated Certificate of Incorporation or Amended and Restated By-Laws in any manner adverse to the Carlyle Investors;

     - incurring more than $50.0 million in indebtedness in any 12-month period, except refinancing existing indebtedness;

     - authorizing or issuing capital stock of the Company that is senior to the Common Stock;

     - making specified payments and capital expenditures in excess of $50.0 million, except for certain inventory purchases;

     - entering into certain transactions with affiliates of the Company; or

     - effecting any voluntary liquidation, dissolution or winding-up of the Company.

     In addition, upon the occurrence of certain events, including if the Carlyle Investors or their affiliates hold less than 10.0% of the outstanding Common Stock, the rights of the Carlyle Investors under the investor rights agreement will terminate.

     The foregoing summary of the conversion and the investor rights agreement is qualified in its entirety by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 13, 2003. A copy of the Form 8-K, including other reports filed by the Company with the Securities and Exchange Commission, may be obtained free of charge over the Internet through the Investor Relations section of the Company's website, aviall.com, or through the Securities and Exchange Commission's website, http://www.sec.gov.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information which appears on pages 9-11 of the proxy statement under the heading "Securities Ownership of Certain Beneficial Owners and Management" should be revised in its entirety to read as follows:

DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table presents information known to the Company about the beneficial ownership of the Common Stock as of June 12, 2003 by (i) each of the named executive officers of the Company; (ii) each director and nominee for director of the Company; and (iii) all of the directors and executive officers as of June 12, 2003 as a group. For purposes of this Proxy Statement, Paul E. Fulchino, Charles M. Kienzle, Dan P. Komnenovich, Jeffrey J. Murphy and James T. Quinn are referred to as the "named executive officers" of the Company.

     The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock underlying options, warrants or convertible securities that are exercisable or convertible by that person within 60 days of June 12, 2003.

     Unless otherwise indicated in the footnotes, each person listed in the following table has sole voting power and investment power over the shares of Common Stock listed as beneficially owned by that person. Percentage of beneficial ownership is based on 30,850,563 shares of Common Stock outstanding on June 12, 2003.

     Unless otherwise indicated in the footnotes, the address for each listed person or entity is c/o Aviall, Inc., 2750 Regent Boulevard, DFW Airport, Texas 75261.

                                                                    TOTAL SHARES OF       PERCENTAGE OF
                              OWNED SHARES OF   OPTION SHARES OF      COMMON STOCK         COMMON STOCK
NAME                          COMMON STOCK(1)   COMMON STOCK(2)    BENEFICIALLY OWNED   BENEFICIALLY OWNED
----                          ---------------   ----------------   ------------------   ------------------
Paul E. Fulchino(3).........      124,553            623,750             748,303               2.4%
Peter J. Clare(4)...........           --                 --                  --                --
Alberto F. Fernandez........           --                 --                  --                --
Allan M. Holt(4)............           --                 --                  --                --
Donald R. Muzyka............       20,655              9,000              29,655                 *
Richard J. Schnieders.......       19,709              9,000              28,709                 *
Jonathan M. Schofield.......        5,086              6,000              11,086                 *
Arthur E. Wegner............        4,902              9,000              13,902                 *
Bruce N. Whitman............       76,709              9,000              85,709                 *
Charles M. Kienzle(5).......       48,912            224,800             273,712                 *
Dan P. Komnenovich(6).......       44,763            101,150             145,913                 *
Jeffrey J. Murphy(7)........       52,600            214,850             267,450                 *
James T. Quinn(8)...........       28,450            160,945             189,395                 *
All current directors and
  executive officers as a
  group (17 persons)........      518,923          1,827,260           2,346,183               7.2

---------------

 *  Less than one percent

(1) Represents shares of Common Stock beneficially owned by such individuals, including shares beneficially owned pursuant to the Aviall, Inc. Employees' Savings Plan and shares of restricted stock beneficially owned pursuant to the Directors Stock Plan.

(2) Represents shares of Common Stock that may be acquired within 60 days of June 12, 2003, through the exercise of stock options.

(3) Includes 61,853 shares of restricted Common Stock for which Mr. Fulchino has sole voting power and no investment power.

(4) The address of this person is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington D.C. 20004-2505.

(5) Includes 23,040 shares of restricted Common Stock for which Mr. Kienzle has sole voting power and no investment power.

(6) Includes 34,703 shares of restricted Common Stock for which Mr. Komnenovich has sole voting power and no investment power.

(7) Includes 18,115 shares of Common Stock held jointly by Mr. Murphy and his spouse. Mr. Murphy has shared voting and investment power with respect to these shares. Also includes 23,703 shares of restricted Common Stock for which Mr. Murphy has sole voting power and no investment power.

(8) Includes 20,433 shares of restricted Common Stock for which Mr. Quinn has sole voting power and no investment power.

BENEFICIAL OWNERS OF 5% OR MORE

     The following table sets forth information regarding the number and percentage of shares of Common Stock held by all persons and entities who are known by the Company to beneficially own 5% or more of the outstanding Common Stock. The information regarding beneficial ownership of Common Stock by the entity identified below is included in reliance on reports filed with the SEC by such entity and information known to the Company as of June 12, 2003, and the percentage is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such entity in such reports and the number of shares of Common Stock outstanding on June 12, 2003.

                                                                  SHARES OF          PERCENTAGE OF
                                                                 COMMON STOCK         COMMON STOCK
BENEFICIAL OWNER                                              BENEFICIALLY OWNED   BENEFICIALLY OWNED
----------------                                              ------------------   ------------------
TCG Holdings, L.L.C.(1)(2)..................................      11,363,378              36.5%

---------------

(1) TCG Holdings, L.L.C and certain affiliates beneficially own 11,363,378 shares of Common Stock by virtue of their beneficial ownership of 11,100,878 shares of Common Stock and a warrant exercisable for 262,500 shares of Common Stock, consisting of (i) 9,499,027 shares of Common Stock owned of record by Carlyle Partners III, L.P., (ii) 801,146 shares of Common Stock owned of record by CP III Coinvestment, L.P., (iii) 554,504 shares of Common Stock and a warrant currently exercisable for 262,500 shares of Common Stock owned of record by Carlyle High Yield Partners, L.P. and (iv) 246,201 shares of Common Stock owned of record by Carlyle-Aviall Partners II, L.P.

(2) TC Group III, L.P. is the sole general partner of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. TCG High Yield, L.L.C. is the sole general partner of Carlyle High Yield Partners, L.P. TCG High Yield Holdings, L.L.C. is the sole managing member of TCG High Yield, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. and TCG High Yield Holdings, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TC Group III, L.P. and TC Group III, L.L.C. each may be deemed to be a beneficial owner of shares of Common Stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P.; (ii) TCG High Yield, L.L.C. and TCG High Yield Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of Common Stock owned of record by Carlyle High Yield Partners, L.P. and (iii) TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Aviall Partners II, L.P. and Carlyle High Yield Partners, L.P. William E. Conway, Jr., Daniel A. D'Aniello and David M. Ruberstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of Common Stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505. Each of the foregoing entities reports to have sole voting and investment power over the shares of Common Stock reported to be beneficially owned by such entity.